Exhibit 19.1

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

Effective as of October 14, 2021

While performing their duties, directors, executive officers, agents or representatives of InPoint Commercial Real Estate Income, Inc. (together with its subsidiaries or affiliates, the “Company”) may learn material, nonpublic information about the Company. Trading in securities while aware of material, nonpublic information about a company, or the disclosure of material nonpublic information to others who then trade in that company’s securities (referred to as “tipping”), is prohibited by the federal securities laws and is punishable by civil fines, criminal penalties and imprisonment. This amended and restated insider trading policy (this “Policy”) seeks to protect the Company and its insiders from inadvertent violations of the federal and state insider trading laws and serves as a supplement to the Company’s Code of Ethics and Business Conduct.

The procedures in this Policy reinforce the Company’s commitment to comply with all applicable laws and regulations in conducting its business. The ethical and business principles underlying this Policy extend beyond the stringent requirements of the federal and state securities laws. As an essential part of our duties, many of us use or have access to confidential information. The confidence and trust placed in us by the Company and its stockholders represent something we all value, and should endeavor to preserve and protect. The Company seeks to perpetuate its reputation for integrity, honesty and fairness.

The adoption of this Policy is not intended to discourage ownership of the Company’s securities. This Policy creates a framework for investing in the Company’s securities while safeguarding the Company’s confidential information and helping avoid the severe consequences associated with violations of the insider trading laws.

Scope

This Policy covers all insiders of the Company, which includes all directors, officers and employees (to the extent the Company hires employees in the future) of the Company, their family members and any corporations, partnerships, trusts or other entities controlled by the foregoing persons and any other person that the Compliance Officer (as defined below) determines should be subject to this Policy, such as agents, representatives, contractors or consultants, including officers and employees of the Company’s advisor or sub-advisor, who have access to material nonpublic information (each, a “Covered Person”).

This Policy applies to any and all transactions in the Company’s securities, including (unless specifically excluded herein) its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities. Transactions subject to this Policy include, but are not limited to, purchases and sales (including short-selling), whether in the open market or with the Company; transfers to anyone or any entity, whether with or without consideration; gifts; pledging of shares of options; and the granting of an option to acquire a Covered Person’s interest in Company securities.

General Prohibition Against Insider Trading and Tipping

It is a violation of the federal and state securities laws for (i) any person to buy or sell securities, or have others buy or sell securities on that person’s behalf, if he or she is in possession of material, nonpublic information, or (ii) any person to provide material, nonpublic information to another person who may trade on the basis of that information.

This Policy prohibits any Covered Person from (a) buying or selling securities of the Company or engaging in any other action to take personal advantage of material, nonpublic information, or (b) passing material, nonpublic information on to others outside the Company, including family and friends, or otherwise disclose such material, nonpublic information without the Company’s authorization. In addition, no Covered Person who, in the course of working for or in connection with providing services to the Company, learns of material non-public information about another company with which the Company does business, may trade in that company’s securities until the information becomes public or is no longer material. Further, you must take

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steps to prevent the inadvertent disclosure of material, non-public information to unauthorized persons outside of the Company.

There is no bright-line rule on what constitutes “material information.” However, generally “material information” means information that a reasonable investor would consider important in making a decision on whether to buy, sell, or hold the security. Any information that could be expected to affect the price of a security, whether it is positive or negative, should be considered material.

While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

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financial performance, especially quarterly and year end results of operations, and significant changes in financial performance, conditions or liquidity;
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company projections, forecasts and strategic plans;
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impending bankruptcy, changes to financial ratings or financial liquidity problems;
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the announcement, consummation or termination of a business combination, joint venture or similar transaction or news relating to such transactions;
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public or private offerings of debt or equity securities;
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the incurrence of significant debt;
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stock splits or combinations or changes in Company dividend policies or amounts;
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significant changes in executive officers of the Company or the Company’s advisor or sub-advisor;
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knowledge of a significant cyber security attack or breach; or
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actual or threatened significant litigation or developments in, or the resolution of, such litigation.

Information is considered “nonpublic” or “inside” if it has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information is nonpublic until it has been “publicly disclosed,” meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public. Examples of public disclosure include the filing with the SEC of an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or the issuance of a press release. By contrast, information would likely not be considered widely disseminated if it is available only to those affiliated with the Company, such as its officers or directors, or if such information is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Publicly disclosed information generally can be considered broadly disseminated two full trading days after it is publicly disclosed. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, nonpublic information.

Under SEC rules, except in limited circumstances, the prohibition against trading while in possession of material, nonpublic information is true regardless of whether the information is “used” or otherwise relied upon in making the decision to trade.

Pre-Clearance of Securities Transactions

Covered Persons may not engage in any transaction in the Company’s securities (including a gift, contribution to a trust or similar transfer) at any time without first obtaining pre-clearance of the transaction from a compliance officer responsible for administering and monitoring this Policy (such person referred to herein as, the “Compliance Officer”), who shall be appointed by the Company’s Audit Committee from time to time. A request for pre-clearance should be submitted in writing to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The fact that a particular transaction has been approved by

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the Compliance Officer does not indicate that such transaction complies with the federal securities laws and will not insulate the person engaging in the transaction from liability if it in fact the transaction violates such laws.

Blackout Periods

The period (each, a “Blackout Period”) beginning on the fifteenth day prior to the last day of the last calendar month of each calendar quarter and ending two complete trading days following the date of public disclosure of the financial results for such quarter (e.g., filing of the Company’s Form 10-Q or Form 10-K) is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable federal and state securities laws. This sensitivity is due to the fact that directors, executive officers, agents or representatives will, during that period, often possess material, nonpublic information about the expected financial results of the Company for the quarter. Subject to certain limited exceptions set forth herein, no Covered Person may directly or indirectly through any person acting on their behalf, trade in securities of the Company during a Blackout Period. During such quarterly blackout period, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results. The Compliance Officer may waive the restriction if it determines such person does not possess material, nonpublic information

From time to time, other types of material information regarding the Company (e.g., negotiation of mergers, acquisitions or dispositions or investigation and assessment of cybersecurity incidents) may be pending and not be publicly disclosed. While such material information is not publicly disclosed, the Company may impose special blackout periods during which all or some Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons that are affected.

Certain Other Prohibited Transactions

In addition, Covered Persons, including any Covered Person’s spouse, other persons living in such Covered Person’s household and minor children and entities over which such Covered Person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:

Hedging and Monetization of Company Securities. Generally, in order to manage the risk of owning securities, a person may enter into various hedging or monetization transactions, such as covered calls, collars and forward sale contracts. These transactions allow the person to continue to own the securities but with limited risk and/or limited gain potential. As a result, the person may no longer have the same objectives as a stockholder. Therefore, Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Options trading. Option trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, if a Covered Person trades in options in the Company’s securities, it may arouse suspicion that such Covered Person was trading on the basis of inside information, particularly where the trading occurs before a material announcement or event. It may be difficult for such Covered Person to prove that he or she did not know about the material announcement or event. If the SEC or the New York Stock Exchange were to notice active options trading by one or more Covered Persons of the Company prior to an announcement, they might investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits Covered Persons from trading in exchange traded options on the Company’s securities. This prohibition does not pertain to the exercise of stock options granted by the Company to Covered Persons because those options are not publicly traded.

Short-term trading. Covered Persons may not purchase or sell any Company securities with the intention of reselling or buying them back in a relatively short period of time in the expectation of a rise or fall in the market price of the securities. Covered Persons may not sell or repurchase the same class of the Company’s securities for at least 90 days after the purchase or sale, as applicable.

Margin Accounts and Pledging Company Securities. Generally, securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Likewise, securities pledged to a bank or financial institution may be sold without the customer’s consent if the customer fails to repay the obligation secured by the pledge. Because such sales may occur at a time when a Covered Person has material, nonpublic information or is otherwise not permitted to trade in Company securities, the Company prohibits all Covered

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Persons from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities.

Short sales. Covered Persons may not sell short any securities issued by the Company. We also note that under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any profit realized by an insider subject to Section 16 reporting obligations on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf.

Exceptions to Insider Trading Policy

Stock Option Exercises. This Policy does not apply to the exercise of an independent director stock option. This Policy does apply, however, to the subsequent sale of any stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Distribution Reinvestment Plan. This Policy will not apply to purchases of Company common stock under the Company’s distribution reinvestment plan (the “DRP”) resulting from the reinvestment of distributions. This Policy will apply, however, to voluntary purchases of Company common stock resulting from additional contributions made to the DRP and to elections to participate in the DRP or increases in the level of participation in the DRP. This Policy also will apply to sales of any Company common stock purchased pursuant to the DRP.

Approved 10b5-1 Plan. This Policy does not apply to transactions pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 promulgated under the Exchange Act that: (i) has been reviewed and approved in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of any subsequent trades); (ii) was entered into in good faith by the Covered Person at a time when such Covered Person was not in possession of material, non-public information about the Company; and (iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material, non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after a Covered Person has resigned or is no longer affiliated with the Company. If the Covered Person who resigns or separates from the Company is in possession of material, non-public information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

Individual Responsibility and Consequences of Non-Compliance

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material, nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable federal and state securities laws. Individuals could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

The failure of a Covered Person to comply with this Policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Each individual must acknowledge at least annually that he or she has received a copy of this Policy and has read and understands this Policy by signing the Receipt and Acknowledgement attached hereto as Exhibit A, and returning the same to the Compliance Officer.

History

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Originally adopted by Board of Directors on October 6, 2016

Amended and Restated Policy adopted by Board of Directors on October 14, 2021

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EXHIBIT A

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy” of InPoint Commercial Real Estate Income, Inc. dated October 14, 2021, and agree to comply in all respects with all such procedures to which I am subject. I understand that violation of insider trading laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Insider Trading Policy may subject me to discipline by the Company up to and including termination for cause.

I understand that the Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

Signature Date

Name (please print)

VIOLATION OF THE INSIDER TRADING POLICY DESCRIBED ABOVE WILL RESULT IN SERIOUS DISCIPLINARY ACTION BY THE COMPANY, INCLUDING POSSIBLE DISMISSAL AND MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE COMPLIANCE OFFICER BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.

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